EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of ArsenaultBestCameronEllis, Independent Public Accounting Firm

99.1	BioVectra's audited consolidated financial statements for the fiscal year ended August 31, 2012 and 2011

99.2	BioVectra's unaudited condensed consolidated interim financial statements for the three month periods ended November 30, 2012 and 2011

99.3	Unaudited pro forma combined balance sheet as of December 31, 2012, statement of income and comprehensive income for the twelve months ended December 31, 2012 and the notes related thereto